Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Declares Quarterly Dividend and Announces Conversion of $25.7 Million of its 7.0% Convertible Senior Debentures
due 2016

Carmel, Ind. July 31, 2013 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has declared a quarterly cash dividend of $0.03 per share on the Company's common shares.
The dividend will be payable September 24, 2013, to shareholders of record at the close of business on September 10, 2013.
The Company also reported that as a result of the Company's previously announced election to terminate the conversion right of its 7.0% Convertible Senior Debentures due 2016, holders of $25.7 million principal amount of the Debentures exercised their conversion right in July and will receive approximately 4.7 million shares of our common stock. The conversion rate was equal to 184.3127 shares of common stock per $1,000 principal amount of Debentures converted. The remaining principal amount outstanding of the Debentures is $3.5 million. The conversion right terminated at the close of business on July 30, 2013.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
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